Contact:    Patrick Suehnholz
    Director of Investor Relations
    Greenhill & Co., Inc.
    (212) 389-1800

GREENHILL & CO. REPORTS FIRST QUARTER 2023 RESULTS
•Quarterly revenues of $49.7 million, up 9% from prior year’s first quarter
•Compensation costs for the quarter up 29% from the same period in 2022, largely as a result of the timing of an accounting charge for incentive compensation
•Non-compensation costs were within our target range but increased 14% for the quarter due to higher travel expenses and one-off relocation costs for our new London office
•Repaid $1.8 million on the term debt facility during the quarter
•Repurchased 577,349 shares of common stock and common stock equivalents during the quarter for $7.9 million

NEW YORK, NEW YORK, May 3, 2023 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $49.7 million, a net loss of $23.3 million and a loss per share of $1.27 for the quarter ended March 31, 2023.
The Firm’s first quarter 2023 revenues compare to revenues of $45.4 million in the first quarter of 2022, which represents an increase of $4.3 million. The Firm’s first quarter 2023 net loss and net loss per share compare to a net loss of $12.1 million and a loss per share of $0.66 for the first quarter 2022.
The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“Our first quarter revenue showed modest improvement from last year’s level despite what was obviously a very challenging operating environment. But notwithstanding what was a relatively quiet revenue quarter, we are seeing a level of engagement, particularly with our corporate clients, that feels stronger than recent M&A market commentary has been suggesting. We are also seeing restructuring activity accelerate from last year’s slow pace. Accordingly, we expect our year to date revenue improvement to grow significantly in the second quarter, leading to our best first half in recent years. On the cost side, our compensation costs were elevated for the quarter as a result of the timing of an accounting charge for incentive compensation. But already in the second quarter the absolute dollar level of compensation will fall to a more typical level, and our compensation ratio should do likewise as these costs decline and higher revenue materializes. Looking further ahead, we are well positioned to benefit as markets continue to stabilize, credit conditions improve, a more robust level of deal activity develops and costs normalize,” Scott L. Bok, Chairman and Chief Executive Officer, commented.
Revenues
Revenues were $49.7 million in the first quarter of 2023 compared to $45.4 million in the first quarter of 2022, an increase of $4.3 million, or 9%. The increase principally resulted from a higher level of fees from financing advisory and restructuring retainers.
Recruiting Update
Today we are announcing the recruitment of Jakub Mleczko (most recently Managing Director at Perella Weinberg Partners) who will join our New York office as a Managing Director focused on Financing Advisory & Restructuring.

The Firm remains in dialogue with numerous other Managing Director candidates and continues to see opportunities to grow senior banker headcount.

Including all Managing Directors whose recruitment we have announced to date, we have 78 client-facing Managing Directors. As of January 1, 2023, we had 79 such Managing Directors.
Expenses
Operating Expenses
Our total operating expenses for the first quarter of 2023 were $75.5 million, which compared to $60.0 million of total operating expenses for the first quarter of 2022. The increase in total operating expenses of $15.5 million resulted from increases in both our compensation and benefits expenses and our non-compensation operating expenses, each as described in more detail below.
The following table sets forth information relating to our operating expenses.

	For the Three Months Ended March 31,
	2023	2022
	(in millions, unaudited)
Employee compensation and benefits expenses	$60.6	$46.8
% of revenues	122%	103%
Non-compensation operating expenses	14.9	13.1
% of revenues	30%	29%
Total operating expenses	75.5	60.0
% of revenues	152%	132%
Total operating income (loss)	(25.8)	(14.5)
Operating profit margin	NM	NM

Compensation and Benefits Expenses
Our employee compensation and benefits expenses were $60.6 million in the first quarter of 2023 as compared to $46.8 million for the first quarter of 2022. The increase in expense of $13.8 million, or 29%, was largely a result of the timing of an accounting charge for incentive compensation. The ratios of compensation to revenues for the first quarters of 2023 and 2022 were elevated due to lower than average revenues.
Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.
Non-Compensation Operating Expenses
For the three months ended March 31, 2023, our non-compensation operating expenses of $14.9 million increased $1.8 million, or 14%, as compared to $13.1 million in the same period in 2022. The increase principally resulted from higher travel and entertainment expenses, which we believe have normalized from the low pandemic level, as well as incremental costs related to our relocation to new space in London.
Non-compensation expenses as a percentage of revenues for the three months ended March 31, 2023 were 30% compared to 29% for the same period in 2022.
Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, the impact of currency movements and other factors. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation operating expenses in future periods.
Interest Expense
For the three months ended March 31, 2023, we incurred interest expense of $5.8 million as compared to $2.8 million for the same period in 2022. The increase of $3.0 million related to significantly higher market borrowing rates in the first quarter of 2023 compared to the same period in 2022.
The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods. There can be no certainty that our borrowing rate will not increase in future periods as a result of the transition from LIBOR to SOFR or another alternative rate.
Provision for Income Taxes
For the three months ended March 31, 2023, we recognized an income tax benefit of $8.3 million as compared to an income tax benefit for the three months ended March 31, 2022 of $5.2 million. The tax benefit recognized in the first quarter of 2023 increased as compared to the same period in 2022 as a result of a higher pre-tax loss.
The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources

As of March 31, 2023, we had cash and cash equivalents of $58.8 million and term loan debt with a principal balance of $270.1 million. Our net debt was $211.3 million. During March 2023, we made a required excess cash flow repayment of $1.8 million on our term loan. The remaining principal balance of the term loan is due at maturity on April 12, 2024 and may be repaid further in advance of maturity without penalty.
During the first quarter of 2023, we repurchased 508,237 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $13.85 per share, for a total cost of $7.0 million. We also repurchased in the open market 69,112 shares of our common stock at an average price of $11.88 per share, for a total cost of $0.8 million.
For the twelve month period through January 31, 2024, our Board of Directors has authorized up to $30 million in purchases of shares and share equivalents (via tax withholding on vesting of restricted stock units). As of March 31, 2023, we have $22.7 million remaining under that authorization.
Going forward, we intend to apply our available cash flow primarily to deleveraging, while also maintaining our dividend and making repurchases of common shares and common share equivalents as and when appropriate.
In light of the upcoming maturity of our term loan, we intend to seek to refinance or extend the loan facility in the relatively near term at such time as we believe market conditions are optimal to do so.
Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.10 per share to be paid on June 21, 2023 to common stockholders of record on June 7, 2023.
Investor Presentation
An updated investor presentation highlighting the Firm’s results for the first quarter and other matters relevant for investors has been posted on its website today (www.greenhill.com).
Earnings Call
Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, May 3, 2023, accessible via telephone and the internet. Scott L. Bok, Chairman and Chief Executive Officer, will review the Firm’s first quarter 2023 financial results and related matters. Following the review, there will be a question and answer session.
Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 5215522. Please register at least 10 minutes before the conference call begins.  The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 9866349.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, Paris, San Francisco, Singapore, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2022 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2023	2022
Revenues	$49,678	$45,441

Operating Expenses
Employee compensation and benefits	60,576	46,849
Occupancy and equipment rental	4,989	4,403
Depreciation and amortization	887	620
Information services	2,356	2,300
Professional fees	1,995	1,966
Travel related expenses	1,923	1,120
Other operating expenses	2,771	2,711
Total operating expenses	75,497	59,969
Total operating income (loss)	(25,819)	(14,528)
Interest expense	5,813	2,755
Income (loss) before taxes	(31,632)	(17,283)
Provision (benefit) for taxes	(8,314)	(5,177)
Net income (loss)	$(23,318)	$(12,106)

Average shares outstanding:
Basic	18,315,231	18,424,585
Diluted	18,315,231	18,424,585
Earnings (loss) per share:
Basic	$(1.27)	$(0.66)
Diluted	$(1.27)	$(0.66)